Exhibit 99.1

December 19, 2017

Via Electronic Mail

_____________

_____________

Attn: _________

Re: Extension and Forbearance Agreement (the “Agreement”)

Gentlemen:

Reference is made to that certain Secured Subordinated Promissory Note issued to ______ (the “Investor”) by Nxt-ID, Inc. (the “Company”) on November 29, 2016, as amended by Amendment No. 1, dated July 11, 2017, in the original principal amount of $_______ (the “Note”).

The Company and the Investor hereby agree as follows:

1.	To extend the Maturity Date (as defined in the Note) of the Note to November 29, 2018.

2.	The Investor shall forebear from exercising certain rights and remedies it may be entitled to under the Note and any and all transaction documents related to the Note, solely due to the passing of the Maturity Date (as defined in the Note) as originally set forth in the Note. No other Events of Default, if any, are waived or amended by this Agreement.

3.	In consideration of items 1 and 2 above, within three (3) days from the date hereof, the Company shall issue to the Investor ____________ restricted shares of the Company’s common stock, par value $0.0001 per share.

4.	For the purposes of Rule 144 promulgated pursuant to the Securities Act, the Company acknowledges that the holding period of the Note shall continue to commence as of November 29, 2016. The Company agrees not to take any position in any forum contrary to the acknowledgement in this paragraph.

5.	The Company shall disclose this Agreement in a Form 8K filed with the Securities and Exchange Commission within one (1) business day after the full execution of this Agreement.

6.	This Agreement represents the compromise between the parties hereto and is not intended as an admission of any default, liability, fault, claim, wrongdoing, or the like of or by the Company. The Company explicitly denies any and all liability with regard to any potential claims that could be made by the Investor and the Investor acknowledges the foregoing.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles. Except as expressly set forth herein, all of the terms and conditions of the Note and any all and transaction documents related to the Note remain unchanged and are in full force and effect. This Agreement may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[Signature pages follow]

Very truly yours,

Nxt-ID, Inc.

By:
Name: Gino M. Pereira Title: Chief Executive Officer

Acknowledged, Confirmed and Agreed To:

[INVESTOR]

By:
Name: Title: